Exhibit 99.1

Urban Edge Properties		For Additional Information:
888 Seventh Avenue		Mark Langer, EVP and
6th Floor		Chief Financial Officer
New York, NY 10019
(212) 956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Acquires Interests in Yonkers Gateway Center in Yonkers, NY

New York, NY, January 4, 2017 - Urban Edge Properties (NYSE:UE) announces that it has acquired fee and leasehold interests in 35 acres of land underlying Yonkers Gateway Center, a 437,000 square foot retail property in Yonkers, NY. The center benefits from a highly visible location along Central Park Avenue, a primary retail corridor in Westchester County, and is anchored by exceptionally productive retailers including Burlington Coat Factory, Best Buy, DSW, PetSmart and Alamo Drafthouse Cinema.

UE obtained the interests in a $51.7 million transaction whereby the land owner received 1.8 million operating partnership units valued at $48.8 million and $2.9 million in cash. The acquired interests include fee ownership of 22.1 acres of land and a long-term leasehold in 12.7 acres of adjacent land.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 83 properties totaling 14.8 million square feet of gross leasable area.